Exhibit 23.6
Consent of Independent Registered Public Accounting Firm
The Board of Directors
MedQuist Inc.:
We consent to the use of our reports dated March 11, 2010, with respect to the consolidated balance sheets of MedQuist Inc. and subsidiaries as of December 31, 2009 and 2008, the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2009, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2009, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG LLP
Philadelphia, Pennsylvania
November 30, 2010